Exhibit 10.39

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”)  is entered into as of December 31, 2010, by and between Bluefly, Inc., a Delaware corporation (the “Company”), and Martin J. Keane III (“Keane”).

RECITALS

1.           Keane currently serves as Senior Vice President of E-Commerce of the Company pursuant to an Employment Agreement between the parties dated October 20, 2009 (the “Original Agreement”).

2.           The Company and Keane desire to amend and restate the Original Agreement in its entirety in order to effect certain amendments that the parties deem advisable in light of recent interpretations promulgated under Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Keane agree as follows:

1.           TERM

The Company hereby agrees to employ Keane as Senior Vice President of E-Commerce of the Company, and Keane hereby agrees to serve in such capacity, for a term ending on September 30, 2012 (as the same may be earlier terminated pursuant to the terms of this Agreement, the “Employment Term”), upon the terms and subject to the conditions contained in this Agreement.

2.           DUTIES

During the Employment Term, Keane shall serve as Senior Vice President of E-Commerce of the Company, and shall be responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Company consistent with such office as may be reasonably assigned from time to time by the Chief Executive Officer, President and/or Chief Operating Officer of the Company.

The principal location of Keane’s employment shall be in the New York City vicinity (i.e., within a 20 mile radius), although Keane understands and agrees that he will be required to travel from time to time for business reasons.  Keane shall diligently and faithfully perform his obligations under the Agreement and shall devote his full professional and business time to the performance of his duties as Senior Vice President of E-Commerce of the Company during the Employment Term.  Keane shall not, directly or indirectly, render business services to any other person or entity, without the consent of the Company's Chief Executive Officer.

3.           BASE SALARY

For services rendered by Keane to the Company during the Employment Term, the Company shall pay him a base salary of $260,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Chief Executive Officer and the Company's Board of Directors, taking into account the financial and operating performance of the Company's business and divisions and a qualitative assessment of Keane’s performance during such year.

4.           BONUS

During the Employment Term, Keane shall be eligible to receive a bonus set by the Company’s Board of Directors in its sole discretion and based on such factors as the Board of Directors deems appropriate.  All bonuses shall be paid in accordance with the Company’s standard payroll practices, net of any applicable withholding.  No bonus will be payable under this Section unless Keane is employed as of the date such bonus is paid.

5.           EXPENSE REIMBURSEMENT AND PERQUISITES

a.           During the Term of this Agreement, Keane shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of him services to the Company consistent with corporate policies, if any, provided that the expenses are properly accounted for.  Any such reimbursement will be made to Keane as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred by Keane.  In the event that any such reimbursement is taxable to Keane, such reimbursement shall be made as soon practical upon Keane’s submission of a request to be reimbursed, but in all events such reimbursement will be made prior to the end of the calendar year next following the calendar year in which the applicable expense was incurred.

b.           During each calendar year of the Employment Term, Keane shall be entitled to reasonable vacation with full pay in accordance with the Company’s then-current vacation policies; provided, however, that Keane shall schedule such vacations at times convenient to the Company.

c.           Keane shall be entitled to participate in all health insurance (National Oxford), dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law.  In addition, Keane shall be a covered officer under the Company’s now existing and any future Directors and Officers liability policy.

6.           NON-COMPETITION; NON-SOLICITATION

a.           In consideration of the offer of employment, severance benefits and Options to be granted to Keane hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Non-Competition Term, Keane shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Keane was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  For purposes of this Agreement, a “Competitive Business” shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell ten (10) or more brands of luxury or high-end designer apparel and/or fashion accessories at prices that are consistently discounted to manufacturer’s suggested retail prices.   However, nothing in this Agreement shall preclude Keane from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business.  For purposes of this agreement, the “Non-Competition Term” shall mean a period beginning upon the commencement of the Employment Term and ending on the two (2) year anniversary of the end of the Employment Term.

b.           Keane and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  Keane agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company.  Accordingly, Keane agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Keane from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

7.           TERMINATION

a.           This Agreement, the employment of Keane, and Keane’s position as Senior Vice President of E-Commerce of the Company shall terminate upon the first to occur of:

(i)           his death;

(ii)
his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Keane is unable in substantial part to attend to his ordinary and regular duties, provided that the Company shall give Keane thirty (30) days’ written notice prior to any such termination;

(iii)
a "Constructive Termination" by the Company during the Employment Term, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Keane without his consent from his position as Senior Vice President of E-Commerce of the Company, or (B) the material breach by the Company of this Agreement; provided that a Constructive Termination shall not be deemed to have occurred unless: (1) Keane gives the Company notice within ninety (90) days after an event or occurrence which Keane believes constitutes a Constructive Termination, specifying the event or occurrence which Keane believes constitutes a Constructive Termination; and (2) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice.

(iv)	the termination of this Agreement at any time without cause by the Company;

(v)
the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Keane has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, or (2) Keane has willfully and materially failed to perform his duties hereunder, or (3) Keane has willfully or negligently breached the terms and provisions of this Agreement in any material respect, or (4) Keane has failed to comply in any material respect with the Company's policies of conduct that have been communicated to him, including with respect to trading in securities, provided that the Company shall provide Keane with at least five (5) business days’ prior written notice of any such failure to comply and an opportunity to cure such failure, to the extent curable; or

(vi)	the termination of this Agreement by Keane, which shall occur on not less than 30 days prior written notice from Keane.

b.           In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(i), 7(a)(ii), 7(a)(v) or 7(a)(vi), the Company shall pay Keane his base salary only through the date of termination.  In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(iii) or 7(a)(iv), the Company shall pay Keane, contingent upon his continued performance of his obligations under Section 6, the then-current base salary for a period of one-hundred eighty (180) days (the “Severance Payments”).  The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices and will be subject to any applicable withholding, and shall be conditioned upon Keane executing an effective release of any claims against the Company, in a form reasonably satisfactory to the Company, which becomes effective within 60 days of such termination.  The Severance Payments will commence when such release becomes effective; notwithstanding the foregoing, if such 60 day period begins in one calendar year and ends in a subsequent calendar year, the Severance Payments will not commence until the second calendar year.  Except as provided in this paragraph, upon any termination of employment, all other rights Keane may have to base salary, perquisites or other compensation as set forth in paragraphs 3, 4, and/or 5, including, without limitation, bonus payments and unvested option grants, but excluding any vested option, shall be forfeited.

c.           Notwithstanding anything herein to the contrary, if any payments due under this Agreement would subject Keane to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Keane’s "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder.

8.           CONFIDENTIALITY

a.           Keane recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its  predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no  remedy at law would be adequate.  Accordingly, Keane covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company.  If Keane shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense (such expenses to be advanced by the Company as reasonably required by Keane), shall (i) take all necessary and lawful steps reasonably required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.   The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

b.           Keane confirms that all confidential information is and shall remain the exclusive property of the Company.  All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Keane relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and all such materials containing confidential information shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

c.           Keane shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Keane while performing his services hereunder to the Company, whether or not during normal working hours or on the premises of the Company and which relate in any manner to the business of the Company (all of which are collectively referred to in this Agreement as "Developments").  All Developments shall be the sole property of the Company, and Keane hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

d.           Keane shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Keane shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

e.           Keane agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief.  Keane understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

9.           REPRESENTATIONS AND WARRANTIES

a.           Keane represents and warrants to the Company that he was advised to consult with an attorney of Keane's own choosing concerning this Agreement.

b.           Keane represents and warrants to the Company that, to the best of his knowledge, the execution, delivery and performance of this Agreement by Keane complies with all laws applicable to Keane or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

10.           INDEMNIFICATION

The Company shall indemnify and hold Keane harmless to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages and expenses including, but not limited to, reasonable attorneys’ fees incurred by, imposed upon or asserted against Keane as a result of or arising out of any acts or omission by Keane in his capacity as an officer, director, employee or consultant of the Company.

11.           GOVERNING LAW; CHOICE OF FORUM

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of New York, without giving effect to its conflict of law provisions.  Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the federal and State courts located in New York, New York, and each of the parties hereto hereby irrevocably submits to such jurisdiction and waives any objection to such venue.

12.           ENTIRE AGREEMENT

This Agreement contains all of the understandings between Keane and the Company pertaining to Keane’s employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them, including (without limitation) the Original Agreement.

13.           AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Keane and by an officer of the Company duly authorized to do so.  Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.           NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight delivery or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

If to the Company, to:

Bluefly, Inc.
42 West 39th Street
New York, NY 10018
Attn: Chief Executive Officer

If to Keane, to:

at the address then on file in the Company’s payroll system

Any such notice shall be deemed given upon receipt.

16.           SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.           TITLES

Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraphs.

18.           COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BLUEFLY, INC.

By:  __/ s / Melissa Payner-Gregor_
Melissa Payner-Gregor
Chief Executive Officer

EMPLOYEE

__/ s / Martin J. Keane III________
Martin J. Keane III